Exhibit 99 1201 S. Second Street Milwaukee, WI 53204 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation Reports Fourth Quarter and Full Year 2006 Results

o	Diluted EPS of $0.94 in the quarter, including $0.10 charge for accounting change, $0.07 gain on sale of investment, and lower tax rate

o	Organic revenue growth of 9 percent in the quarter; 11 percent for the full year

o	Free cash flow of $233 million in the quarter; $324 million for the full year

o	Full year after-tax ROIC expanded nearly 4 points to more than 22 percent

o	Company provides preliminary guidance for fiscal year 2007 diluted EPS of $3.70 - $3.90

MILWAUKEE (October 23, 2006) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2006 fourth quarter net income of $165.8 million ($0.94 per share), which includes an $18.1 million after-tax charge ($0.10 per share) related to the adoption of FIN 47 accounting for asset retirement obligations, a gain on the sale of an investment ($0.07 per share), and a lower tax rate. This compares to $129.3 million ($0.70 per share) in 2005. Income from continuing operations before accounting change was $183.9 million ($1.04 per share) compared to $126.5 million ($0.69 per share) in the same quarter in 2005. Sales in the quarter were $1,453.7 million, up 9 percent compared to $1,335.2 million in 2005. Segment operating earnings in the quarter were $270.2 million, up 26 percent compared to $213.7 million in 2005. Fourth quarter 2006 free cash flow was

$232.8 million versus year ago results of $135.0 million.

Free cash flow and ROIC are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information.”

Full Year 2006

Full year 2006 net income was $607.0 million ($3.37 per share) compared to $540.0 million ($2.88 per share) in 2005. Full year 2006 income from continuing operations before accounting change was $628.1 million ($3.49 per share). This result compares to income from continuing operations in 2005 of $518.4 million ($2.77 per share). Sales for the full year were $5,561.4 million, up 11 percent compared to $5,003.2 million in fiscal 2005. Segment operating earnings for fiscal 2006 were $1,035.7 million, up 19 percent compared to $867.2 million in 2005. Full year 2006 free cash flow was $323.5 million, after a voluntary contribution of $450 million to the Company’s U.S. qualified pension trust in October 2005, compared to free cash flow of $514.8 million in 2005.

Keith D. Nosbusch, chairman and chief executive officer, said, “Our solid performance in the fourth quarter again demonstrated the value and flexibility of our business model and capped another outstanding year. In 2006, we benefited from strong end markets, disciplined execution, and cost productivity. We delivered double-digit revenue growth, increased earnings by about 25 percent, and expanded return on invested capital by nearly 4 points to more than 22 percent. These results are a credit to the focus and hard work of our employees around the world.”

Outlook

Commenting on the outlook, Nosbusch said, “In fiscal 2007, we expect continued growth at rates more in line with our longer-term growth trend. A strong global mix of business and good momentum in Europe and emerging markets cause us to be optimistic, despite some recent weakness in selected industries and regions, particularly our traditional North American automotive market. We will also continue to benefit from our maturing productivity culture that aggressively drives cost reduction efforts to sustain operating leverage. The strength of our business model and our ability to drive growth and productivity simultaneously give me confidence that 2007 will be another good year for Rockwell Automation.”

The Company’s preliminary guidance for 2007 is summarized as follows:

o	Revenue growth of 7 - 8 percent

o	EPS of $3.70 - $3.90

o	Free cash flow approximately equal to net income

This guidance does not incorporate the impact of the intended divestiture of the Power Systems business. The Company plans to refine its 2007 guidance at the successful conclusion of this transaction.

Following is a discussion of fourth quarter and full year results for each business.

Control Systems

Control Systems fourth quarter sales were $1,188.8 million, an increase of 8 percent compared to $1,104.1 million in the fourth quarter of 2005. The effect of currency translation added nearly 2 percentage points to the growth rate. From a regional perspective, sales in the U.S. increased 3 percent in the 2006 fourth quarter, while non-U.S. sales increased 10 percent, excluding the effect of currency translation. Growth in the quarter was paced by continued strength in Latin America, emerging Asia, and Europe. Our Logix platform business grew by 12 percent in the quarter. Segment operating earnings were $228.6 million, an increase of 19 percent compared to $191.5 million in the fourth quarter of 2005. Earnings increased due to higher volume, productivity efforts, lower restructuring costs, and price, partially offset by inflation. Control Systems return on sales was 19.2 percent in the fourth quarter of 2006 compared to 17.3 percent in 2005.

Sales for the full year were $4,551.3 million, an increase of 10 percent compared to sales of $4,123.6 million in 2005. Sales of our Logix platform business grew about 20 percent. Segment operating earnings were $873.1 million, an increase of 15 percent compared to $756.9 million in 2005. Control Systems return on sales for the year was 19.2 percent compared to 18.4 percent in 2005.

Power Systems

Power Systems fourth quarter sales were $264.9 million, an increase of 15 percent compared to sales of $231.1 million in the 2005 fourth quarter. Segment operating earnings were $41.6 million, an increase of 87 percent compared to $22.2 million in the fourth quarter of 2005. The increase in segment operating earnings was attributed to higher volume, productivity, net price, and lower restructuring charges somewhat offset by inflation. Power Systems return on sales was 15.7 percent in the fourth quarter of 2006 compared to 9.6 percent in 2005.

Sales for the full year were $1,010.1 million, an increase of 15 percent compared to $879.6 million in 2005. Segment operating earnings were $162.6 million, an increase of 47 percent compared to $110.3 million in 2005. Power Systems return on sales for the year was 16.1 percent compared to 12.5 percent in 2005.

In June, the Company announced that it intends to divest the Dodge mechanical and Reliance Electric motors and motor repair services businesses that comprise nearly all of the Power Systems reporting segment. The divestiture process is well underway and is progressing as expected.

General Corporate – Net

Fourth quarter general corporate expenses were $24.2 million compared to $14.5 million in the 2005 fourth quarter. General corporate expenses for the full year were $92.5 million compared to $69.7 million in 2005. Expenses in 2006 were higher primarily due to the expensing of stock based compensation, lower interest income, and higher charitable contributions.

Sale of Investment in Rockwell Scientific

During the quarter the Company divested its 50% interest in Rockwell Scientific for $83 million in cash. This transaction resulted in a pre-tax gain of $19.9 million ($12.0 million after-tax or $0.07 per share).

Income Taxes

The effective tax rate for the fourth quarter of 2006 was 25.6% including a $14.4 million benefit related to recognition of certain tax assets. The effective tax rate for the fourth quarter of 2005 was 31.8%. The effective tax rate for the full year was 29.5% compared to 29.7% in 2005. In 2007 the expected full year tax rate will average about 32%, but may be subject to some quarterly variability.

Share Repurchase

During the quarter the Company completed its prior 2006 share repurchase authorization and announced Board approval of a new authorization for an additional 9 million shares effective through fiscal 2007. In aggregate the Company repurchased 5.3 million shares during the fourth quarter.

Conference Call

A conference call to discuss our financial results will take place at 5:00 P.M. Eastern Time on October 23. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, policies of foreign governments and other external factors we cannot control, and U.S. and local laws affecting our activities abroad and compliance therewith;

o	successful development of advanced technologies and demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our legacy and future information technology systems;

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

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o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	the successful execution of our Power Systems divestiture strategy and redeployment of cash proceeds;

o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 21,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC. SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
Sales
Control Systems	$1,188.8	$1,104.1	$4,551.3	$4,123.6
Power Systems	264.9	231.1	1,010.1	879.6

Total sales	$1,453.7	$1,335.2	$5,561.4	$5,003.2

Segment Operating Earnings
Control Systems	$228.6	$191.5	$873.1	$756.9
Power Systems	41.6	22.2	162.6	110.3

Total segment operating earnings	270.2	213.7	1,035.7	867.2

Purchase accounting depreciation and amortization	(2.7)	(2.1)	(13.3)	(14.7)
General corporate - net	(24.2)	(14.5)	(92.5)	(69.7)
Interest expense	(16.1)	(11.5)	(58.4)	(45.8)
Gain on sale of investment	19.9	–	19.9	–

Income from continuing operations before income taxes and
cumulative effect of accounting change	247.1	185.6	891.4	737.0
Income tax provision	(63.2)	(59.1)	(263.3)	(218.6)

Income from continuing operations before cumulative effect of
accounting change	183.9	126.5	628.1	518.4
Income from discontinued operations	–	2.8	(3.0)	21.6
Cumulative effect of accounting change	(18.1)	–	(18.1)	–

Net income	$165.8	$129.3	$607.0	$540.0

Diluted Earnings Per Share
Continuing operations before accounting change	$1.04	$0.69	$3.49	$2.77
Discontinued operations	–	0.01	(0.02)	0.11
Cumulative effect of accounting change	(0.10)	–	(0.10)	–

Net Income	$0.94	$0.70	$3.37	$2.88

Average Diluted Shares	176.7	184.3	179.9	187.2

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ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET INFORMATION (1) (in millions)

	September 30, 2006	September 30, 2005
Assets
Cash and cash equivalents	$414.7	$463.6
Receivables	879.3	799.6
Inventories	599.5	569.9
Property, net	671.6	774.5
Goodwill and intangibles	1,166.1	1,118.9
Other assets	1,004.2	798.6

Total	$4,735.4	$4,525.1

Liabilities and Shareowners' Equity
Short-term debt	$219.8	$1.2
Accounts payable	470.5	388.5
Long-term debt	748.2	748.2
Other liabilities	1,378.7	1,738.1
Shareowners' equity (2)	1,918.2	1,649.1

Total	$4,735.4	$4,525.1

(1)	Condensed balance sheet is a non-GAAP presentation. Complete balance sheet to be presented in SEC Form 10-K expected to be filed in mid-November 2006.

(2)	Increase in shareowners' equity attributed to current year earnings and adjustment of minimum pension liability, offset by share repurchases and dividends.

Page 9 ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (1) (in millions)
	Year Ended September 30,
	2006	2005
Continuing Operations:
Operating Activities:
Income from continuing operations before accounting change	$628.1	$518.4
Depreciation and amortization	153.6	171.2
Retirement benefit expense	119.0	91.1
Pension trust contributions	(472.2)	(185.6)
Receivables/inventories/payables	(38.5)	(26.7)
Other	36.2	70.5

Cash provided by operating activities	426.2	638.9

Investing Activities:
Capital expenditures	(150.1)	(124.1)
Acquisition of businesses	(39.5)	(5.4)
Proceeds from sale of property, business and investment	254.4	7.4
Proceeds from return on investment	24.1	–
Other investing activities	(6.4)	(0.7)

Cash provided by (used for) investing activities	82.5	(122.8)

Financing Activities:
Net issuance of short-term debt	218.6	1.0
Cash dividends	(159.3)	(142.7)
Purchases of treasury stock	(722.5)	(499.2)
Proceeds from the exercise of stock options	60.1	91.6
Excess income tax benefit from the exercise of stock options	47.4	–
Other financing activities	(0.7)	(1.3)

Cash used for financing activities	(556.4)	(550.6)

Effect of exchange rate changes on cash	(1.2)	(3.1)

Cash used for continuing operations	(48.9)	(37.6)
Discontinued Operations:
Cash provided by discontinued operating activities	–	27.4

Decrease in cash and cash equivalents	$(48.9)	$(10.2)

(1)	Condensed statement of cash flow is a non-GAAP presentation. Complete statement of cash flow to be presented in SEC Form 10-K expected to be filed in mid-November 2006.

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ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of 2006 we adopted SFAS 123(R), which requires that we report excess tax benefits from the exercise of stock options as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our operating cash flow to present free cash flow on a basis that is consistent with our historical presentation.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2004	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006
Cash provided by (used for)
operating activities	$102.3	$182.2	$181.0	$173.4	$(197.5)	$155.1	$180.9	$287.7
Capital expenditures	(11.9)	(50.5)	(23.3)	(38.4)	(27.2)	(32.1)	(34.4)	(56.4)
Tax benefit from stock
option exercises	–	–	–	–	11.3	27.0	7.6	1.5

Free cash flow	$90.4	$131.7	$157.7	$135.0	$(213.4)	$150.0	$154.1	$232.8

Effect of Changes in Currency Exchange Rates on Sales

Our press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance. Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates for the quarter and year ended September 30, 2006 compared to sales for the quarter and year ended September 30, 2005:

	Quarter Ended September 30,				Year Ended September 30,
	2006			2005	2006			2005
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States and Canada	$963.2	$(8.2)	$955.0	$916.8	$3,827.1	$(31.5)	$3,795.6	$3,420.6
Europe, Middle East, Africa	239.2	(8.8)	230.4	200.8	856.5	25.7	882.2	821.3
Asia-Pacific	158.7	(1.3)	157.4	143.1	573.1	0.3	573.4	518.7
Latin America	92.6	(1.7)	90.9	74.5	304.7	(14.8)	289.9	242.6

Total	$1,453.7	$(20.0)	$1,433.7	$1,335.2	$5,561.4	$(20.3)	$5,541.1	$5,003.2

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding the effect of changes in currency exchange rates for the quarter and year ended September 30, 2006 compared to sales for the quarter and year ended September 30, 2005:

	Quarter Ended September 30,				Year Ended September 30,
	2006			2005	2006			2005
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States and Canada	$735.6	$(7.4)	$728.2	$710.2	$2,923.6	$(28.0)	$2,895.6	$2,619.4
Europe, Middle East, Africa	230.6	(8.5)	222.1	197.6	834.4	25.8	860.2	807.4
Asia-Pacific	139.7	(1.0)	138.7	130.1	521.8	1.2	523.0	480.4
Latin America	82.9	(1.7)	81.2	66.2	271.5	(14.4)	257.1	216.4

Total	$1,188.8	$(18.6)	$1,170.2	$1,104.1	$4,551.3	$(15.4)	$4,535.9	$4,123.6

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change and non-operating gains or loses, if any, and before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners' equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the adjusted effective tax rate for the period, the adjusted effective tax rate is calculated by excluding the effect of extraordinary separately reported tax items in continuing operations.

ROIC is calculated as follows:
	Year Ended September 30,
	2006	2005
(a) Return
Income from continuing operations before cumulative effect
of accounting change	$628.1	$518.4
Interest expense	58.4	45.8
Income tax provision	263.3	218.6
Purchase accounting depreciation and amortization	13.3	14.7
Gain on sale of investment	(19.9)	–

Return	943.2	797.5

(b) Average Invested Capital
Short-term debt	115.6	0.4
Long-term debt	746.9	752.2
Shareowners' equity	1,691.9	1,870.1
Impairments of goodwill and intangibles	108.0	108.0
Accumulated amortization of goodwill and intangibles	682.5	659.7
Cash and cash equivalents	(353.2)	(471.7)

Average invested capital	2,991.7	2,918.7

(c) Adjusted Effective Tax Rate
Income tax provision	263.3	218.6
Separately reported tax items in continuing operations	–	19.7

Income tax provision before separately reported tax
items in continuing operations	263.3	238.3

Income from continuing operations before income taxes and
cumulative effect of accounting change	$891.4	$737.0

Adjusted effective tax rate	29.5%	32.3%

(a) / (b) * (1-c) Return On Invested Capital	22.2%	18.5%

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